EXHIBIT 99.1

            Mission Resources Added to Russell 3000 Index

    HOUSTON--(BUSINESS WIRE)--June 30, 2004--Mission Resources Corporation (Nasdaq:MSSN) today announced that it has been added to the Russell 3000 Index effective June 25, 2004. The Russell family of 21 U.S. indexes is designed to be a comprehensive representation of approximately 98% of the U.S. equity market. The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based on total market capitalization. Annual updates to the Russell indexes are closely followed by investors because these indexes are now used as a model for more than $365 billion in passive investment funds.
    "We are pleased with the validation of our financial and strategic re-positioning efforts as reflected by the significant increase in our value during the last year," said Mission Chairman, President and Chief Executive Officer, Robert L. Cavnar. "We are continuing to execute our business strategy by focusing on natural gas, concentrating in our core areas and driving down unit operating costs."
    About Mission Resources: Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.
    This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

    CONTACT: Mission Resources Corporation, Houston
             Ann Kaesermann, 713-495-3100